Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
Elevance Health, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate(2)	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	Senior Debt Securities	Rule 456(b) and Rule 457(r)	—	—	—	—	—
	Debt	Subordinated Debt Securities	Rule 456(b) and Rule 457(r)	—	—	—	—	—
	Equity	Preferred Stock	Rule 456(b) and Rule 457(r)	—	—	—	—	—
	Equity	Common Stock, par value $0.01 per share	Rule 456(b) and Rule 457(r)	—	—	—	—	—
	Other	Depositary Shares(3)	Rule 456(b) and Rule 457(r)	—	—	—	—	—
	Other	Warrants(4)	Rule 456(b) and Rule 457(r)	—	—	—	—	—
	Other	Rights	Rule 456(b) and Rule 457(r)	—	—	—	—	—

	Other	Stock Purchase Contracts(5)	Rule 456(b) and Rule 457(r)	—	—	—	—	—
	Other	Stock Purchase Units(6)	Rule 456(b) and Rule 457(r)	—	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					—		—
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							—
(1)An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be sold at indeterminate prices, along with an indeterminate amount or number of securities that may be issued upon exercise, settlement, exchange or conversion of the securities offered hereunder. Separate consideration may or may not be received for securities that are issuable on exercise, settlement, conversion or exchange of other securities or that are issued in units.
(2)In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, the registrant is deferring payment of all of the registration fee.
(3)Each depositary share will be issued under a deposit agreement, will represent an interest in a fractional share of preferred stock and will be evidenced by a depositary receipt.
(4)The warrants covered by this registration statement may be warrants for shares of common stock, shares of preferred stock or depositary shares representing shares of preferred stock.
(5)Each stock purchase contract obligates Elevance Health, Inc. to sell, and obligates the holder thereof to purchase, an indeterminate amount of shares of preferred stock or common stock being registered hereby.
(6)Each stock purchase unit consists of a stock purchase contract and senior debt securities or subordinated debt securities of Elevance Health, Inc. or debt obligations of third parties, including United States Treasury securities.